UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
January 27, 2006
HASTINGS ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	000-24381 (Commission File Number)	75-1386375 (IRS Employer Identification No.)
3601 Plains Blvd.
Amarillo, Texas 79102
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (806) 351-2300
None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement.
SIGNATURES

Section 1 — Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement.
On January 27, 2006, the Board of Directors (the “Board”) of Hastings Entertainment, Inc. (the “Company”), upon the recommendation of the Compensation Committee of the Board, unanimously approved the acceleration of the vesting date of all outstanding and unvested options issued on or before January 27, 2006, under all current stock option plans, effective the same day.
The table below summarizes the outstanding options subject to accelerated vesting.
Summary of Options Subject to Acceleration

	Aggregate number of shares	Weighted average
	to receive accelerated vesting	exercise price per share
Board of Directors	80,480	$5.29
Executive officers	292,279	$5.06
All other employees	214,850	$4.88
Total (1)	587,609	$5.03

(1)	The accelerated options represent 37% of the Company’s currently outstanding stock options.
The Company believes that the decision to accelerate the vesting of these options, many of which have exercise prices that are higher than the Company’s current stock price, will give employees increased performance incentives and will enhance current retention. The Company also implemented the acceleration program to eliminate non-cash compensation expense that would have to be recorded in future periods following the Company’s adoption of Financial Accounting Standards Board Statement No. 123, “Share Based Payment (revised 2004),” (FAS 123R) in the first quarter of fiscal 2006. FAS 123R requires recognizing compensation cost for any unvested stock options at the date of adoption over the remaining requisite service period of the options. Currently, the Company accounts for options using the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion 25, “Accounting for Stock Issued to Employees” and provides footnote disclosure of the compensation expense associated with the stock options.
The future expense that will be eliminated as a result of the option acceleration program is estimated to be approximately $969,000, net of income taxes, over a period of five years during which the options would have vested.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 2, 2006	Hastings Entertainment, Inc. (Registrant)
	By:	/s/ Dan Crow
Dan Crow
Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)